Exhibit 99.1
Stratos International Announces First Quarter Results
Reports Q1 Revenues of $21.2 Million
CHICAGO, August 31 /PRNewswire-FirstCall/ — Stratos International, Inc. (Nasdaq: STLW), today announced financial results for its first quarter ended July 31, 2006.
Sales for the first quarter of fiscal 2007 were $21.1 million. Stratos also recorded license fees and royalty income of $0.1 million. Total revenues were $21.2 million in the first quarter of fiscal 2007, a sequential increase of 2% over total revenues of $20.7 million in the fourth quarter of fiscal 2006. For comparison, first quarter fiscal 2006 revenues for the three months ended July 31, 2005 were $20.6 million.
The net loss attributable to common shareholders for the first quarter of fiscal 2007 was $1.5 million, or $0.11 per share. By comparison, in the first quarter of fiscal 2006, Stratos reported a net loss attributable to common shareholders of $1.2 million or $0.09 per share.
Andy Harris, President and CEO of Stratos, remarked, “we are pleased that our positive trend in revenue has continued. First quarter revenue of $21.2 million was 2% above fourth quarter FY 2006 and 10% above third quarter of FY 2006. Recent bookings indicate that this revenue trend will continue in future periods. Gross margins were lower than we expected due to a change in product mix, some labor and material cost overruns coupled with price pressure on a selected group of our optical transceiver products. We feel that the mix and cost issues have been corrected and that the price pressures can be managed so that margins in the future will return to normal levels. With our operating expenses continuing to be below past levels we have been able this quarter to achieve our sixth consecutive quarter of positive operating cash flow.”
Common shares outstanding as of July 31, 2006 were 14,513,398 shares. Cash and short-term investments at July 31, 2006 were $27.9 million compared to $30.7 million at April 30, 2006. Capital expenditures were $0.2 million in the first quarter of fiscal 2007, compared to $0.4 million in the first quarter of fiscal 2006. Stratos repurchased 184,987 shares of its common stock in the open market at a cost of $1.3 million during the first quarter of fiscal 2007. Stratos repurchased 9,698 shares of its preferred stock at a cost of $1.2 million during the first quarter of fiscal 2007.
Webcast of Investor Call Available Today
Chief Executive Officer, Andy Harris, and Chief Financial Officer, Barry Hollingsworth will discuss Stratos’ earnings and operations. Investors and other interested parties may listen to the live web cast by visiting the investor relations section of the Stratos International website at www.stratosinternational.com. An audio replay of the call will be accessible to the public two hours after the call’s completion by calling 888-203-1112 or 719-457-0820 and then following the prompts to enter Conference ID Number 4964360. The replay will be available for two days following the call.
A web cast replay will also be available on Stratos’ website.
ABOUT STRATOS INTERNATIONAL
Stratos International, Inc. is a leading designer, developer and manufacturer of RF and Microwave, as well as optical subsystems, components and interconnect products used in telecom, enterprise, military and video markets.
Stratos has a rich history of optical and mechanical packaging expertise and has been a pioneer in developing several optical devices using innovative form factors for telecom, datacom and harsh environments application. This expertise, coupled with several strategic acquisitions, has allowed Stratos to amass a broad range of products and build a strong IP portfolio of more than 100 patents. Stratos currently serves more than 1,300 active customers, who are primarily in telecom/datacom, military/aerospace and video markets. Stratos’ headquarters is in Chicago, Illinois, USA.

Safe Harbor Statement
This press release contains predictions and other forward-looking statements. All forward-looking statements in this press release are based on information available to Stratos as of the date hereof, and we assume no obligation to update any such forward-looking statements. Forward-looking statements are subject to risks and uncertainties and actual results may differ materially from any future performance suggested. These factors include rapid technological change in the optical communications industry; fluctuations in operating results; Stratos’ dependence on a few large customers; and competition. Other risk factors that may affect the Company’s performance are listed in Stratos’ annual report on Form 10-K and other reports filed from time to time with the Securities and Exchange Commission.
For additional information, contact Barry Hollingsworth, Vice President & Chief Financial Officer at (708) 457-2379, or email at bhollingsworth@stratosintl.com. Website: www.stratosinternational.com.

STRATOS INTERNATIONAL INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(In thousands, except per share amounts and shares outstanding)

	Three Months Ended
	July 31	July 31
	2006	2005
Revenues:
Net sales	$21,064	$20,480
License fees and royalties	130	144
Total revenues	21,194	20,624

Cost of revenues	14,688	12,453
Gross profit	6,506	8,171
	30.7%	39.6%
Operating expenses
Research and development	1,911	2,004
Sales and marketing	2,540	2,547
General and administrative	3,986	4,304
Restructuring and other charges	—	—
Litigation settlements, net	—	—
Total operating expenses	8,437	8,855

Loss from operations	(1,931)	(684)

Investment income, net	363	252
Other income	306	(647)

Loss before income taxes	(1,262)	(1,079)

Income tax (provision) credit	—	(9)

Net loss	(1,262)	(1,088)

Preferred Stock Dividends	($287)	($87)

Net loss attributable to Common shareholders	($1,549)	($1,175)

Net loss per share attributable to common shareholders	($0.11)	($0.09)

Weighted average number of Common Shares outstanding:
Basic and diluted	13,694,000	13,894,000

STRATOS INTERNATIONAL INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(In thousands, except per share amounts and shares outstanding)

	July 31	April 30
	2006	2006
Assets
Current assets
Cash and cash equivalents	$7,901	$11,742
Short term investments	20,000	19,000
Accounts receivable — net	13,796	13,806
Inventories	15,932	15,482
Prepaid expenses and other current assets	1,300	390
Refundable income taxes	1,837	1,837
Total current assets	60,766	62,257

Property plant and equipment, net	15,396	16,437
Intangible assets, net of amortization	11,487	11,832
Goodwill and other long lived assets	5,664	5,664
Assets held for sale	2,600	2,864
Other assets	100	100
Total assets	96,013	99,154

Liabilities and shareholders’ equity:
Current liabilities
Accounts payable	$5,603	$4,724
Accrued expenses	5,470	6,028
Income taxes payable	209	216
Current portion of long-term debt	—	—
Total current liabilities	11,282	10,968

Deferred Income Taxes	—	—
Redeemable Preferred Stock	1,009	1,979
Total liabilities	12,291	12,947

Shareholders’ equity
Preferred stock, $0.01 par value: Authorized 1,000,000 shares, issued and outstanding 10,090 and 19,790 shares of Series B redeemable preferred stock at July 31, 2006 and April 30, 2006, respectively	—	—
Common stock, $0.01 par value: Authorized 20,000,000 shares, issued and outstanding 14,513,398 and 14,640,643 at July 31, 2006 and April 30, 2006, respectively	150	149
Cost of shares in treasury	(3,124)	(1,871)
Additional paid in capital	318,658	322,607
Unearned Compensation	—	(4,400)
Accumulated other comprehensive income	(144)	(9)
Accumulated deficit	(231,818)	(230,269)
Total shareholders’ equity	83,722	86,207

Total liabilities and shareholders’ equity	$96,013	$99,154